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                                                                    EXHIBIT 10.1


STATE OF NORTH CAROLINA
                                                                 LEASE AGREEMENT
COUNTY OF ALAMANCE


         THIS LEASE AGREEMENT is made and entered into as of the 12th day of June, 1998, by and between Carolina Hosiery Mills, Inc., a North Carolina corporation, t/a Alamance Industrial Park ("Landlord") and AutoCyte, Inc., a Delaware corporation, ("Tenant").

                                   WITNESSETH:

         In consideration of the rents hereinafter agreed to be paid and in consideration of the mutual covenants and agreements hereinafter recited, Landlord does hereby lease and demise unto Tenant and Tenant does hereby lease and take as Tenant from Landlord those certain premises with improvements thereon containing approximately 5,000 square feet of the building situated on certain land at 1111 Huffman Mill Road, in the City of Burlington, County of Alamance, State of North Carolina, and being more particularly described on Exhibit "A" attached hereto (the "Premises").

         TO HAVE AND TO HOLD the said Premises unto the Tenant upon the following terms and conditions:

         1. Term. The Term of this Lease shall commence on July 1, 1998 and continue for a period of three (3) years, ending June 30, 2001, unless sooner terminated or extended as provided herein (the "Initial Term").

         2. Option to Renew. So long as Tenant is not in default hereunder it is agreed that, at the expiration of the Initial Term, Tenant shall have the right and option to renew this Lease for one (1) additional three-year term (the "Renewal Term"). Such Renewal Term shall commence as of the end of the Initial Term and shall be subject to and in accordance with all terms and conditions set forth in this Lease. If Tenant shall desire to exercise this right and option, it shall give Landlord written notice not less than ninety (90) days prior to the expiration of the Initial Term.

         3. Rental. Tenant shall pay to Landlord the sum of Sixty-Six Thousand and 00/100 Dollars ($66,000.00) per annum, payable in monthly installments of Five Thousand Five Hundred and 00/100 Dollars ($5,500.00) each, due on the first day of each month, in advance, but payable on or before the tenth day of the month for the Initial Term of this Lease ("Base Rent"). If Tenant exercises its option to renew the Lease, the Base Rent for the Renewal Term shall be adjusted by the amount, if any, calculated as set forth below. For purposes of this calculation the following definitions shall apply:



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         (i)      "Index" with respect to any month shall mean the "Consumer
                  Price Index for Urban Wage Earners and Clerical Workers (1982-84 = 100) (Revised Series)" specified for "All Items" issued by the Bureau of Labor Statistics of the United States Department of Labor. In the event the foregoing Index shall hereafter be converted or otherwise revised, Landlord shall have the right to select, from such available Indices, the Index or combination of Indices to be used for purposes of this subparagraph. If the said Bureau shall cease publication of indices relating to the foregoing statistical information, Landlord shall have the right to select any index or combination of indices of similar statistical information.

         (ii)     "Base Index" shall mean the Index for the month of July, 1998.

         (iii) "Anniversary Month" shall mean the thirty-sixth (36th) month of the Initial Term as described above.

         (iv) "Cost of Living Adjustment" shall mean the fraction, the numerator of which shall be the Index in the Anniversary Month less the Base Index, and the denominator of which shall be the Base Index.

         Landlord shall furnish to Tenant on or before the end of the second month following the Anniversary Month (or at such later time as the Index for the Anniversary Month is published) a statement setting forth the Base Index, the Index for the Anniversary Month and the Cost of Living Increase. If the Index for the Anniversary Month shall exceed the Base Index, there shall accrue as Additional Rent, for and with respect to the Renewal Term commencing on the first day of the first month following the Anniversary Month, an amount determined by multiplying the Base Rent by the Cost of Living Adjustment. On or before the tenth day following submission of said statement to Tenant, Tenant shall pay to Landlord one-twelfth (1/12th) of said annual Additional Rent multiplied by the number of full or partial calendar months lapsed from the beginning of said lease year to the date of payment. On the first day of each succeeding calendar month during the Renewal Term, Tenant shall pay to Landlord one-twelfth (1/12th) of said annual Additional Rent. If the Index for the Anniversary Month shall be less than the Base Index, the Base Rent for the Renewal Term commencing on the first day of the first month following the Anniversary Month shall be reduced by an amount determined by multiplying the Base Rent by the Cost of Living Adjustment.

         In the event the Term shall commence on a day other than the first day of a month or terminate on a day other than the last day of a month, the rent for such partial month shall be prorated.

         4. Right to Expand. So long as Tenant is not in default hereunder, it is agreed that Tenant shall have the option to expand the Premises by leasing the remaining portion of the



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building containing approximately 4,500 square feet (the "Expansion Space")
effective either June 1, 1999, or June 1, 2000. If Tenant shall desire to exercise this right and option to expand, it shall give Landlord written notice not less than ninety (90) days prior to the effective commencement date. In the event Tenant exercises its option to expand on the effective commencement date, the Base Rent shall be adjusted by an amount equal to $10.00 multiplied by the actual number of square feet in the Expansion Space. If Tenant exercises its right to expand the Premises under this Section 4 and exercises its option to renew the lease under Section 2, then the Base Rent for the Expansion Space shall be adjusted by the Cost of Living Adjustment on a pro rata basis based on the length of time Tenant has been in possession of the Expansion space (e.g., if Tenant takes possession of the Expansion Space on June 1, 2000, the Cost of Living Adjustment shall be one-third (1/3) of the amount it would have been if Tenant had been in possession of the Expansion space from the commencement date of this Lease).

         5. Surrender of Premises. At the termination of this Lease, Tenant shall surrender the Premises and all keys, if any, to Landlord. The Premises shall be in the same condition as at the commencement of the Term, normal wear and tear and loss from casualty excepted, and Tenant shall remove from the Premises all of its property.

         6. Holding Over. If Tenant remains in possession after expiration of the Initial Term or the Renewal Term, the tenancy shall be continued month-to-month and shall be terminable thereafter by either party upon thirty
(30) days' written notice to the other.

         7. Subletting and Assignment. Tenant may not sublease nor assign all or any part of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

         8. Use. The Premises shall be used and occupied by Tenant for a customer training center and general office and other associated and related purposes. Tenant, at Tenant's expense, shall comply with all applicable rules, regulations, ordinances and laws of governmental authorities having jurisdiction of the Premises, but only insofar as compliance shall pertain to the manner in which Tenant shall use the Premises; the obligation to comply in every other instance and all cases including but not limited to use, repairs, alterations, changes or additions to the Premises being the responsibility of Landlord.

         9. No Physician Interest. Landlord represents and warrants that no physicians or physician's family members have an interest in the Premises either directly or indirectly, through debt, equity, or otherwise. Landlord further represents that no physicians or physician's family members shall receive or share directly or indirectly in the proceeds of this Lease.

         10. Utilities and Other Services. Landlord shall cause electric service to be furnished to the Premises. Landlord shall furnish adequate running water and sewer to the Premises. Landlord shall pay promptly, when due, all charges for the water, electricity and fuel consumed on the Premises. Tenant shall reimburse Landlord or Landlord's agent without notice or demand therefor a fixed monthly amount of Six Hundred Fifty and 00/100 Dollars ($650.00) payable in



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advance on the first day of each month. If Tenant exercises its right to expand the Premises as set forth in Paragraph 4 above, effective with Tenant's occupancy of the expansion space, Tenant shall pay the costs of all utility services directly to the providers thereof and the reimbursement provision set forth above shall be null and void.

         11. Taxes. Landlord shall pay all ad valorem taxes and assessments which may be levied, assessed or charged against the Premises except that Tenant shall pay all license, privilege, ad valorem or other taxes levied, assessed or charged against it on account of the operation of its business on the Premises or on account of property belonging to Tenant and located on the Premises.

         In the event ad valorem taxes charged or assessed for the Premises are at any time greater than the taxes charged for the calendar year 1998, Tenant shall pay promptly to Landlord or Landlord's agent, upon receipt of written notice and supporting documentation reasonably satisfactory to Tenant, Tenant's pro-rata share of such additional taxes.

         12. Maintenance and Repairs. Landlord at its cost shall maintain in good condition (i) the structural portions of the Premises and other improvements that are a part of the Premises, which structural portions include the foundations, load bearing, and exterior walls (excluding glass and doors), sub-flooring and roof, (ii) the electrical, plumbing, and sewage systems, and
(iii) window frames, gutters, and downspouts to the Premises and other improvements that are a part of the Premises. Landlord further agrees to repair and/or replace during the first year only of the Initial Term any defective parts or components of the heating and air-conditioning systems provided such defective condition was not caused by negligence of Tenant or its failure to provide routine and proper maintenance of the equipment. Tenant must purchase a maintenance contract to provide for routine and proper maintenance of the heating and air-conditioning systems or provide detailed logs of maintenance and repairs it performs to adequately maintain the systems.

         In the event Landlord fails or refuses to commence repair of the defective condition, or make replacement, as the case may be, after a period of five (5) days from receipt of notice, Tenant may cause the same to be remedied at Landlord's expense and deduct the cost from the next succeeding installment(s) of rent due by it to said Landlord, but, it is expressly understood and agreed that Landlord shall not be liable to Tenant for any damage it may sustain to its business, merchandise or equipment as a result of such defective condition.

         Except as hereinabove provided, Tenant, at its own cost and expense, shall maintain and replace, when necessary, all other parts of the Premises including elevator, mechanical equipment, doors, door framing, windows, window framing, and glass in as good repair as when the Premises were received by it, normal wear and tear and loss from casualty excepted. Except as set forth above, Tenant shall be responsible for maintenance and repair of the HVAC system.

         13. Inspections, Access. Landlord, without abatement of rent and without being deemed guilty of an eviction of the Tenant, may enter the Premises at reasonable hours to exhibit



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the same to prospective purchasers or tenants, to make repairs required of
Landlord, to make repairs, alterations or additions which Landlord shall deem necessary, and to take upon the Premises all materials that may be required.

         14. Alterations and Improvements, Signs. Tenant shall have the right and privilege to make, at its own expense, ordinary repairs and alterations to the Premises; provided, however, that no alterations or changes of a structural nature shall be made without the prior written consent of Landlord. Upon termination of the Lease, Tenant, upon demand by Landlord, shall remove all alterations made by it and restore the building to its condition at the commencement date of the term of this Lease, ordinary wear and tear excepted. Any mechanics or other liens placed on the Premises as a result of any Tenant alterations made pursuant to this paragraph shall be promptly discharged by Tenant unless Tenant is contesting such lien in good faith and Tenant has made appropriate reserves therefor. Tenant shall not erect or install any signs on the exterior of the Premises except with the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Additionally, Tenant shall arrange with the City of Burlington to be in compliance with sign ordinances of the City.

         15. Tenant's Property. All property placed on the Premises by, at the direction of, or with the consent of Tenant, its employees, agents, licensees or invitees, shall be at the risk of Tenant or the owner thereof, and Landlord shall not be liable for any loss of or damage to said property resulting from any cause whatsoever unless such loss or damage is the result of Landlord's negligent or willful acts or omissions.

         16. Insurance. Throughout the Initial Term of this Lease and any exercised Renewal Term, Landlord shall carry fire and extended coverage insurance insuring its interest in the Building and the Premises, such insurance to be written by such insurance companies and in such amounts satisfactory to Landlord. Tenant shall be responsible for fire and extended coverage insurance insuring its interest, if any, in improvements to or in the Premises and its interest in its office furniture, equipment, supplies and other property. Tenant shall maintain public liability insurance against any liability of Tenant and its authorized representatives arising out of and in connection with Tenant's use or occupancy of the Premises up to One Million Dollars ($1,000,000) on account of bodily injuries to or death of one (1) person, and One Million Dollars ($1,000,000) on account of bodily injuries to or death of more than one
(1) person as the result of any one (1) accident or disaster and Five Hundred Thousand Dollars ($500,000) on account of damage to property.

         17. Fire or Other Casualty. Tenant shall give immediate notice to Landlord of partial damage to the Premises by fire or other casualty. Landlord shall cause the damage to be repaired with reasonable speed. Rent shall be proportionately reduced to the extent that the Premises are rendered untenable. If the Premises are destroyed or so damaged that in normal course the Premises cannot be made tenable within ninety (90) days, or if the damage occurs during the last ninety (90) days of the Term and Tenant does not exercise any option to renew, either Landlord or Tenant may terminate this Lease by written notice to the other. Rentals shall be adjusted as of



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the date of the damage and Tenant shall vacate the Premises within twenty (20)
days from the notice of termination.

         18. Condemnation. If the whole or any part of the Premises shall be taken or condemned by any competent authority for any public or quasi public use or purpose such as to render the Premises unsuitable for Tenant's use, in Tenant's discretion, then the Term shall terminate from the date that possession of the part taken shall be required and rentals shall be apportioned accordingly. The condemnation award shall be paid to Landlord except such portion as may be attributable to Tenant's property.

         19. Quiet Enjoyment. Landlord agrees that Tenant upon paying the rent and performing all the terms and conditions of this Lease shall quietly have, hold and enjoy the Premises for the Term aforesaid.

         20. Notices. Any notice or demand which by any provision of this Lease is required or permitted to be given by either party shall be deemed to have been sufficiently given for all purposes when made in writing and hand-delivered or sent in the United States mail as certified or registered mail, return receipt requested, postage prepaid and addressed:

         To Landlord:               Carolina Hosiery Mills, Inc.
                                    t/a Alamance Industrial Park
                                    P. O. Box 850
                                    Burlington, NC 27215

         To Tenant:                 AutoCyte, Inc.
                                    780 Plantation Drive
                                    Burlington, NC 27215
                                    Attn:   William O. Green

         21. Default. The occurrence of one or more of the following events (an "Event of Default") shall constitute default by the Tenant:

                  (a) The rentals are not paid at the time and place due as provided herein. Landlord shall give Tenant ten (10) days' written notice of Landlord's intent to declare Tenant in default hereunder and Tenant shall have the right to cure such default within ten (10) days from receipt of the notice.

                  (b) Tenant fails to comply in any material respect with any term, provision, condition or covenant of the Lease (other than the payment of rent), and does not cure such failure within thirty (30) days after written notice by Landlord.

                  (c) Tenant files (or has filed against it) any petition or action for relief under any creditor's law (including bankruptcy, reorganization, or similar actions), either in state or federal court.


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                  (d) Tenant becomes insolvent or makes an assignment for
benefit of creditors;

                  (e) A receiver is appointed for Tenant;

                  (f) The leasehold interest of Tenant is attached or levied upon.

         22. Landlord's Remedies Upon Default by Tenant. Landlord shall have the following remedies if Tenant commits an Event of Default. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law.

                  (a) Landlord shall have the right to terminate this Lease and Tenant's rights to possession of the Premises at any time without notice to vacate (any right to which is hereby waived by Tenant), and re-enter the premises and Landlord shall have the right to pursue its remedies at law or in equity to recover from Tenant all amounts of rent then due or thereafter accruing and such other damages as are caused by Tenant's default.

                  (b) No course of dealing between Landlord and Tenant or any delay on the part of Landlord in exercising any rights it may have under this Lease shall operate as a waiver of any of the rights of Landlord hereunder nor shall any waiver of a prior default operate as a waiver of any subsequent default or defaults and no express waiver shall affect any condition, covenant, rule or regulation other than the one specified in such waiver and that one only for the time and in the manner specifically stated.

         23. Indemnification.

                  (a) Tenant agrees to indemnify and defend Landlord and to save harmless Landlord, and the tenants, licensees, invitees, agents, servants and employees of Landlord against and from claims by or on behalf of any person, firm or corporation, arising by reason of injury to person or property occurring on the Premises, occasioned in whole or in part by any negligent or intentional act or omission on the part of Tenant.

                  (b) Landlord agrees to indemnify and defend Tenant and to save harmless Tenant, and the tenants, licensees, invitees, agents, servants and employees of Tenant against and from claims by or on behalf of any person, firm or corporation, arising by reason of injury to person or property occurring on the Premises, occasioned in whole or in part by any negligent or intentional act or omission on the part of Landlord.

         24. Successors and Assigns. The provisions of this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective successors, heirs, legal representatives and assigns. "Landlord" and "Tenant" shall include male and female, singular or plural, corporation, partnership or individual, as may fit the particular party.


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         25. Mutual Waiver of Subrogation. For the purpose of Waiver of
Subrogation, the parties mutually release and waive unto the other all rights to claim damages, cost or expenses for any injuries to persons (including death) or property caused by casualty of any type whatsoever in or about the Premises, if the amount of such damages, cost or expense has been paid to such party under the terms of any policy of insurance. All insurance policies carried with respect to this Lease, if permitted under applicable law, shall contain a provision whereby the insurer waives, prior to loss, all rights of subrogation against either Landlord or Tenant.

         26. Entire Agreement. The Lease contains the entire understanding of the parties and no representations or agreements, oral or otherwise, not embodied herein shall be of any force or effect. This Lease shall be governed by and construed pursuant to the laws of the State of North Carolina.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Lease Agreement and have hereunto set their hands and seals as of the day and year first above written.

                                     TENANT:

                                     AUTOCYTE, INC.

                                     BY: /s/ James B. Powell        (SEAL)
                                         --------------------------
                                         President

ATTEST:

/s/  William O. Green
------------------------------
        Asst. Secretary



(CORPORATE SEAL)



                                     LANDLORD:

                                     CAROLINA HOSIERY MILLS, INC.
                                     T/A ALAMANCE INDUSTRIAL PARK

                                     BY: /s/ Maurice Khoury         (SEAL)
                                         --------------------------
                                         President
ATTEST:

/s/  Milton E. Petty
-----------------------------
         Secretary




(CORPORATE SEAL)



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STATE OF NORTH CAROLINA

COUNTY OF ALAMANCE


         I, DeLynda Lee Kleeberg Stockwell, a Notary Public, do hereby certify that William O. Green personally appeared before me this day and acknowledged that he/she is the Asst. Secretary of AUTOCYTE, INC., a corporation, and that by authority duly given, and as the act of the corporation, the foregoing instrument was signed in its name by its President, sealed with its corporate seal, and attested by him/her as its Asst. Secretary.

         WITNESS my hand and official seal this the 12th day of June, 1998.


                                 /s/  DeLynda Lee Kleeberg Stockwell
                                 -------------------------------------
                                 Notary Public

My commission expires:

January 24, 2000



STATE OF NORTH CAROLINA

COUNTY OF ALAMANCE


         I, Susan B. Stout, a Notary Public, do hereby certify that Milton E. Petty personally appeared before me this day and acknowledged that he/she is the _________________ Secretary of CAROLINA HOSIERY MILLS, INC., T/A ALAMANCE INDUSTRIAL PARK, a corporation, and that by authority duly given, and as the act of the corporation, the foregoing instrument was signed in its name by its _______ President, sealed with its corporate seal, and attested by him/her as its __________ Secretary.

         WITNESS my hand and official seal this the 17th day of June, 1998.


                                       /s/  Susan B. Stout
                                       ------------------------
                                       Notary Public

My commission expires:

08-10-99


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                                   EXHIBIT "A"


Attached to and made a part of that certain Lease Agreement between Carolina Hosiery Mills, Inc., t/a Alamance Industrial Park ("Landlord") and AutoCyte, Inc. ("Tenant"), dated as of the 12th day of June, 1998.


1.        Legal Description of Leased Property:


1111 Huffman Mill Road, in the City of Burlington, County of Alamance, State of North Carolina



2.       Description of Premises:


Approximately 5,000 square feet of space located at 1111 Huffman Mill Road, Burlington, North Carolina, 27215, as registered in Alamance count Deed Book 380, page 152, Tax Map 3, Block 22, Lot 170.



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